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                                                                     EXHIBIT 1.2


                                May ____, 2000



The Selling Stockholders referred to herein

Ladies and Gentlemen:

     We refer to a proposed Underwriting Agreement among US Unwired Inc. (the "Company"), the underwriters named in Schedule I thereto (the "Underwriters"), and the selling stockholders named in Schedule II thereto (the "Selling Stockholders"). The Underwriting Agreement is still being negotiated, but the most recent draft is attached hereto as Exhibit A.

     The purpose of this letter is to memorialize certain agreements among the Selling Stockholders and the Company with respect to the offering contemplated by the Underwriting Agreement.

     1. Expenses. Each Selling Stockholder will pay (or, if the Company has paid or pays, will reimburse it for) the following:

          . All fees, disbursements and expenses of his or her attorney (if any).

          . Any additional incremental expenses incurred in connection with the registration or qualification of his or her shares under state securities laws. (The Company estimates those expenses to be one-tenth of one cent per share.)

          . The SEC registration fee applicable to his or her shares. (This fee is just under four-tenths of one cent per share.)

          . The underwriting discounts and commissions applicable to his or her shares. (The Company estimates these to not exceed $1.20 per share. The Underwriters will deduct these
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               amounts from the proceeds payable to the Selling Stockholders.)


     2. Indemnification.

          . Each Selling Stockholder agrees to indemnify the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 and each other Selling Stockholder to the same extent as such Selling Stockholder agrees in the Underwriting Agreement to indemnify the Underwriters, but only with respect to information relating to such Selling Stockholder furnished in writing by or in behalf of such Selling Stockholder expressly for use in the Registration Statement, the Prospectus or any preliminary prospectus. Each Selling Stockholder acknowledges that the information that is set forth on page __ of the preliminary prospectus dated May 11, 2000, under the caption "PRINCIPAL AND SELLING STOCKHOLDERS--Selling Stockholders" concerning such Selling Stockholder has been supplied by or in behalf of such Selling Stockholder for that purpose and is correct and complete.

          . The Company agrees to indemnify each Selling Stockholder to the same extent as it agrees in the Underwriting Agreement to indemnify the Underwriters.

          . The Company and the Selling Stockholders agree that Sections 8(c), 8(d), 8(e) and 8(f) of the Underwriting Agreement will apply to the indemnifications contained in this letter agreement; except that for the purpose of allocation between the Company, on the one hand, and the Selling Stockholders, on the other hand, pursuant to clause (ii) of Section 8(d) such allocation shall be based on the relative benefits to the respective Sellers (which term means, collectively, the Company and the Selling Stockholders) and the relative fault of the respective Sellers. For this purpose, the relative benefits received by the respective Sellers shall be deemed to be in the same proportion as the total net proceeds from the offering received by each of them. The relative fault
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               of the respective Sellers shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Selling Stockholders, on the other hand (and, as among the Selling Stockholders, by which one of them), and the relative intent, knowledge, access to information and opportunity to correct or prevent such misstatement or omission. Sellers agree that it would not be just and equitable if contribution pursuant to Section 8(d) and the provisions hereinabove were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 8(d) and the provisions hereinabove.

     3. Underwriting Agreement. Each of the Selling Stockholders represents that he or she has carefully read the Underwriting Agreement draft that is attached and has gotten such legal advice concerning it and this letter as he or she considered necessary. Each Selling Stockholder acknowledges that the Company has urged him or her to get independent legal advice, and that neither its inside nor outside lawyers are representing him or her. Each Selling Stockholder confirms the accuracy as to him or her of the statements made in
Section 7 of the draft Underwriting Agreement.

     4.   Fees and Expenses of Enforcement

          . If action is successfully taken against a Selling Stockholder by the Company (or its officers, managers, directors and each person, if any, who controls the Company within the meaning of
               Section 15 of the Securities Act or Section 20 of the Securities Exchange Act) or any other Selling Stockholder to enforce the obligations of such Selling Stockholder under the Underwriting Agreement or this letter agreement, such Selling Stockholder will reimburse the persons taking such action for any and all fees and expenses (including, without limitation, the fees and disbursements of counsel) incurred by them in connection therewith.

          . If action is successfully taken by a Selling Stockholder against the Company to enforce its obligations under the Underwriting Agreement or this letter agreement, the Company will reimburse such
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               without limitation, the fees and disbursements of counsel)
               incurred by such Selling Stockholder in connection therewith.

     5. Several (Not Joint) Obligations: The obligations of the Selling Stockholders under this letter agreement are several and not joint.

     Please confirm our agreements by signing in the place provided below, whereupon this letter agreement will become binding upon us and will be governed by New York law (which is the law applicable to the Underwriting Agreement).
The miscellaneous provisions of Section 12 of the Underwriting Agreement shall apply to this Agreement, mutatis mutandis. The agreements herein and in the final Underwriting Agreement are the only agreements among Sellers with respect to the subject matter hereof and thereof.

                              Sincerely,

                              US UNWIRED INC.


                              By:___________________________________

We confirm the foregoing.


_________________________________
Selling Stockholder


_________________________________
Selling Stockholder


_________________________________
Selling Stockholder


_________________________________
Selling Stockholder